                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)

                              MEGO FINANCIAL CORP.
                              --------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                   585162-100
                                   ----------
                                 (CUSIP Number)

                                 Jerome J. Cohen
                               4310 Paradise Road
                             Las Vegas, Nevada 89109
                                 (702) 737-3700
                                 --------------
                       (Name, Address and Telephone Number
           of Person Authorized to Receive Notices and Communications)

                                January 17, 2001
                                ----------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 12d-1(b)(3) or (4), (Sections) 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filed out for a reporting person's initial filing or this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No.  585162-100
--------------------------------------------------------------------------------
  1   Name of Reporting Persons
      I.R.S. Identification Nos. Of Above Person (entities only)

      ROBERT E. NEDERLANDER
--------------------------------------------------------------------------------
  2   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
  3   Sec Use Only

--------------------------------------------------------------------------------
  4   Source of Funds (See Instructions)

      PF
--------------------------------------------------------------------------------
  5   Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
      Items 2(d) or 2(e)                                                     [ ]
--------------------------------------------------------------------------------
  6   Citizenship or Place of Organization

      U.S.A.
--------------------------------------------------------------------------------
                        7    Sole Voting Power
                             0
                   -------------------------------------------------------------
  NUMBER OF             8    Shared Voting Power
   SHARES                    0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY              9    Sole Dispositive Power
    EACH                     0
  REPORTING        -------------------------------------------------------------
   PERSON              10    Shared Dispositive Power
    WITH                     0
--------------------------------------------------------------------------------
 11   Aggregate Amount Beneficially Owned by Each Reporting Person

      2,916(1)
--------------------------------------------------------------------------------
 12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  [ ]

--------------------------------------------------------------------------------
 13   Percent of Class Represented by Amount in Row (11)

      0.061%(1)
--------------------------------------------------------------------------------
 14   Type of Reporting Person

       IN
--------------------------------------------------------------------------------



---------------
(1) Amount and percentage of shares to be owned after consummation of the transactions described in the Issuer's Proxy Statement dated January 3, 2002.

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No.  585162-100
--------------------------------------------------------------------------------
  1   Name of Reporting Persons
      I.R.S. Identification Nos. Of Above Person (entities only)

      ROBERT E. NEDERLANDER FOUNDATION
--------------------------------------------------------------------------------
  2   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
  3   Sec Use Only

--------------------------------------------------------------------------------
  4   Source of Funds (See Instructions)

      OO
--------------------------------------------------------------------------------
  5   Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
      Items 2(d) or 2(e)                                                     [ ]
--------------------------------------------------------------------------------
  6   Citizenship or Place of Organization

      NEW YORK
--------------------------------------------------------------------------------
                        7    Sole Voting Power
                             0
                   -------------------------------------------------------------
  NUMBER OF             8    Shared Voting Power
   SHARES                    0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY              9    Sole Dispositive Power
    EACH                     0
  REPORTING        -------------------------------------------------------------
   PERSON              10    Shared Dispositive Power
    WITH                     0
--------------------------------------------------------------------------------
 11   Aggregate Amount Beneficially Owned by Each Reporting Person

      0
--------------------------------------------------------------------------------
 12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  [ ]

--------------------------------------------------------------------------------
 13   Percent of Class Represented by Amount in Row (11)

      0.000%
--------------------------------------------------------------------------------
 14   Type of Reporting Person

      CO
--------------------------------------------------------------------------------

                                  Pag 3 of 17

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No.  585162-100
--------------------------------------------------------------------------------
  1   Name of Reporting Persons
      I.R.S. Identification Nos. Of Above Person (entities only)

      RER CORP.
--------------------------------------------------------------------------------
  2   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
  3   Sec Use Only

--------------------------------------------------------------------------------
  4   Source of Funds (See Instructions)

      OO
--------------------------------------------------------------------------------
  5   Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
      Items 2(d) or 2(e)                                                     [ ]
--------------------------------------------------------------------------------
  6   Citizenship or Place of Organization

      MICHIGAN
--------------------------------------------------------------------------------
                        7    Sole Voting Power
                             0
                   -------------------------------------------------------------
  NUMBER OF             8    Shared Voting Power
   SHARES                    0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY              9    Sole Dispositive Power
    EACH                     0
  REPORTING        -------------------------------------------------------------
   PERSON              10    Shared Dispositive Power
    WITH                     0
--------------------------------------------------------------------------------
 11   Aggregate Amount Beneficially Owned by Each Reporting Person

      0
--------------------------------------------------------------------------------
 12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  [ ]

--------------------------------------------------------------------------------
 13   Percent of Class Represented by Amount in Row (11)

      0.000%
--------------------------------------------------------------------------------
 14   Type of Reporting Person

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No.  585162-100
--------------------------------------------------------------------------------
  1   Name of Reporting Persons
      I.R.S. Identification Nos. Of Above Person (entities only)

      EUGENE I. SCHUSTER
--------------------------------------------------------------------------------
  2   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
  3   Sec Use Only

--------------------------------------------------------------------------------
  4   Source of Funds (See Instructions)

      PF
--------------------------------------------------------------------------------
  5   Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
      Items 2(d) or 2(e)                                                     [ ]
--------------------------------------------------------------------------------
  6   Citizenship or Place of Organization

      U.S.A.
--------------------------------------------------------------------------------
                        7    Sole Voting Power
                             0
                   -------------------------------------------------------------
  NUMBER OF             8    Shared Voting Power
   SHARES                    0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY              9    Sole Dispositive Power
    EACH                     0
  REPORTING        -------------------------------------------------------------
   PERSON              10    Shared Dispositive Power
    WITH                     0
--------------------------------------------------------------------------------
 11   Aggregate Amount Beneficially Owned by Each Reporting Person

      1,666(1)
--------------------------------------------------------------------------------
 12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  [ ]

--------------------------------------------------------------------------------
 13   Percent of Class Represented by Amount in Row (11)

      0.035%(1)
--------------------------------------------------------------------------------
 14   Type of Reporting Person

      IN
--------------------------------------------------------------------------------

---------------
(1) Amount and percentage of shares to be owned after consummation of the transactions described in the Issuer's Proxy Statement dated January 3, 2002.

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No.  585162-100
--------------------------------------------------------------------------------
  1   Name of Reporting Persons
      I.R.S. Identification Nos. Of Above Person (entities only)

      GROWTH REALTY, INC.
--------------------------------------------------------------------------------
  2   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
  3   Sec Use Only

--------------------------------------------------------------------------------
  4   Source of Funds (See Instructions)

      OO
--------------------------------------------------------------------------------
  5   Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
      Items 2(d) or 2(e)                                                     [ ]
--------------------------------------------------------------------------------
  6   Citizenship or Place of Organization

      MICHIGAN
--------------------------------------------------------------------------------
                        7    Sole Voting Power
                             0
                   -------------------------------------------------------------
  NUMBER OF             8    Shared Voting Power
   SHARES                    0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY              9    Sole Dispositive Power
    EACH                     0
  REPORTING        -------------------------------------------------------------
   PERSON              10    Shared Dispositive Power
    WITH                     0
--------------------------------------------------------------------------------
 11   Aggregate Amount Beneficially Owned by Each Reporting Person

      0
--------------------------------------------------------------------------------
 12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  [ ]

--------------------------------------------------------------------------------
 13   Percent of Class Represented by Amount in Row (11)

      0.000%
--------------------------------------------------------------------------------
 14   Type of Reporting Person

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No.  585162-100
--------------------------------------------------------------------------------
  1   Name of Reporting Persons
      I.R.S. Identification Nos. Of Above Person (entities only)

      GROWTH REALTY HOLDINGS L.L.C.
--------------------------------------------------------------------------------
  2   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
  3   Sec Use Only

--------------------------------------------------------------------------------
  4   Source of Funds (See Instructions)

      OO
--------------------------------------------------------------------------------
  5   Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
      Items 2(d) or 2(e)                                                     [ ]
--------------------------------------------------------------------------------
  6   Citizenship or Place of Organization

      MICHIGAN
--------------------------------------------------------------------------------
                        7    Sole Voting Power
                             0
                   -------------------------------------------------------------
  NUMBER OF             8    Shared Voting Power
   SHARES                    0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY              9    Sole Dispositive Power
    EACH                     0
  REPORTING        -------------------------------------------------------------
   PERSON              10    Shared Dispositive Power
    WITH                     0
--------------------------------------------------------------------------------
 11   Aggregate Amount Beneficially Owned by Each Reporting Person

      0
--------------------------------------------------------------------------------
 12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  [ ]

--------------------------------------------------------------------------------
 13   Percent of Class Represented by Amount in Row (11)

      0.000%
--------------------------------------------------------------------------------
 14   Type of Reporting Person

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No.  585162-100
--------------------------------------------------------------------------------
  1   Name of Reporting Persons
      I.R.S. Identification Nos. Of Above Person (entities only)

      JEROME J. COHEN
--------------------------------------------------------------------------------
  2   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
  3   Sec Use Only

--------------------------------------------------------------------------------
  4   Source of Funds (See Instructions)

      PF
--------------------------------------------------------------------------------
  5   Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
      Items 2(d) or 2(e)                                                     [ ]
--------------------------------------------------------------------------------
  6   Citizenship or Place of Organization

      U.S.A.
--------------------------------------------------------------------------------
                        7    Sole Voting Power
                             0
                   -------------------------------------------------------------
  NUMBER OF             8    Shared Voting Power
   SHARES                    0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY              9    Sole Dispositive Power
    EACH                     0
  REPORTING        -------------------------------------------------------------
   PERSON              10    Shared Dispositive Power
    WITH                     0
--------------------------------------------------------------------------------
 11   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,166(1)
--------------------------------------------------------------------------------
 12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  [ ]

--------------------------------------------------------------------------------
 13   Percent of Class Represented by Amount in Row (11)

      0.088%(1)
--------------------------------------------------------------------------------
 14   Type of Reporting Person

      IN
--------------------------------------------------------------------------------



---------------
(1) Amount and percentage of shares to be owned after consummation of the transactions described in the Issuer's Proxy Statement dated January 3, 2002.

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No.  585162-100
--------------------------------------------------------------------------------
  1   Name of Reporting Persons
      I.R.S. Identification Nos. Of Above Person (entities only)

      RITA AND JEROME J. COHEN FOUNDATION, INC.
--------------------------------------------------------------------------------
  2   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
  3   Sec Use Only

--------------------------------------------------------------------------------
  4   Source of Funds (See Instructions)

      OO
--------------------------------------------------------------------------------
  5   Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
      Items 2(d) or 2(e)                                                     [ ]
--------------------------------------------------------------------------------
  6   Citizenship or Place of Organization

      FLORIDA
--------------------------------------------------------------------------------
                        7    Sole Voting Power
                             0
                   -------------------------------------------------------------
  NUMBER OF             8    Shared Voting Power
   SHARES                    0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY              9    Sole Dispositive Power
    EACH                     0
  REPORTING        -------------------------------------------------------------
   PERSON              10    Shared Dispositive Power
    WITH                     0
--------------------------------------------------------------------------------
 11   Aggregate Amount Beneficially Owned by Each Reporting Person

      0
--------------------------------------------------------------------------------
 12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  [ ]

--------------------------------------------------------------------------------
 13   Percent of Class Represented by Amount in Row (11)

      0.000%
--------------------------------------------------------------------------------
 14   Type of Reporting Person

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No.  585162-100
--------------------------------------------------------------------------------
  1   Name of Reporting Persons
      I.R.S. Identification Nos. Of Above Person (entities only)

      HERBERT B. HIRSCH
--------------------------------------------------------------------------------
  2   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
  3   Sec Use Only

--------------------------------------------------------------------------------
  4   Source of Funds (See Instructions)

      PF
--------------------------------------------------------------------------------
  5   Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
      Items 2(d) or 2(e)                                                     [ ]
--------------------------------------------------------------------------------
  6   Citizenship or Place of Organization

      U.S.A.
--------------------------------------------------------------------------------
                        7    Sole Voting Power
                             0
                   -------------------------------------------------------------
  NUMBER OF             8    Shared Voting Power
   SHARES                    0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY              9    Sole Dispositive Power
    EACH                     0
  REPORTING        -------------------------------------------------------------
   PERSON              10    Shared Dispositive Power
    WITH                     0
--------------------------------------------------------------------------------
 11   Aggregate Amount Beneficially Owned by Each Reporting Person

      2,500(1)
--------------------------------------------------------------------------------
 12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  [ ]

--------------------------------------------------------------------------------
 13   Percent of Class Represented by Amount in Row (11)

      0.053%(1)
--------------------------------------------------------------------------------
 14   Type of Reporting Person

      IN
--------------------------------------------------------------------------------



---------------
(1) Amount and percentage of shares to be owned after consummation of the transactions described in the Issuer's Proxy Statement dated January 3, 2002.

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No.  585162-100
--------------------------------------------------------------------------------
  1   Name of Reporting Persons
      I.R.S. Identification Nos. Of Above Person (entities only)

      DON A. MAYERSON
--------------------------------------------------------------------------------
  2   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
  3   Sec Use Only

--------------------------------------------------------------------------------
  4   Source of Funds (See Instructions)

      OO
--------------------------------------------------------------------------------
  5   Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
      Items 2(d) or 2(e)                                                     [ ]
--------------------------------------------------------------------------------
  6   Citizenship or Place of Organization

      U.S.A.
--------------------------------------------------------------------------------
                        7    Sole Voting Power
                             0
                   -------------------------------------------------------------
  NUMBER OF             8    Shared Voting Power
   SHARES                    0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY              9    Sole Dispositive Power
    EACH                     0
  REPORTING        -------------------------------------------------------------
   PERSON              10    Shared Dispositive Power
    WITH                     0
--------------------------------------------------------------------------------
 11   Aggregate Amount Beneficially Owned by Each Reporting Person

      0
--------------------------------------------------------------------------------
 12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  [ ]

--------------------------------------------------------------------------------
 13   Percent of Class Represented by Amount in Row (11)

      0.000%
--------------------------------------------------------------------------------
 14   Type of Reporting Person

      IN
--------------------------------------------------------------------------------

ITEM 1.  SECURITIES AND COMPANY:


         This Statement is Amendment No. 6 ("Amendment No. 6") to the Statement of Beneficial Ownership on Schedule 13D ("Original Statement") filed by Jerome
J. Cohen et al. with the Securities and Exchange Commission on November 4, 1987 regarding the acquisition of shares of Class A Common Stock, $.01 par value per share ("Shares") of Mego Financial Corp., a New York corporation (the "Company"). Amendment No. 1 ("Amendment No. 1") to the Original Statement was filed on January 9, 1988. Amendment No. 2 ("Amendment No. 2") to the Original Statement was filed on May 7, 1990. Amendment No. 3 ("Amendment No. 3") to the Original Statement was filed on August 31, 1990. Amendment No. 4 ("Amendment No. 4") to the Original Statement was filed on January 2, 1996. Amendment No. 5 ("Amendment No. 5") to the Original Statement was filed on December 12, 2001. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Original Statement.

         The Company's principal executive offices are located at 4310 Paradise Road, Las Vegas, Nevada, 89109, telephone no. (703) 737-3700.


ITEM 4.  PURPOSE OF TRANACTION:

         Item 4 has been amended to add after the first paragraph:

         On January 17, 2002 the Company obtained shareholder approval to the transactions contemplated by the Purchase Agreement and consummated such transactions.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER:

     Item 5 has been amended and restated in its entirety to read as follows:

         (a) As of the date hereof, Nederlander is deemed to be the beneficial owner of 2,916 Shares issuable upon options granted by the Company, which represents 0.061% of issued and outstanding common stock of the Company.(1)

               As of the date hereof, Schuster is deemed to be the beneficial owner of 1,666 Shares issuable upon options granted by the Company, which represents 0.035% of issued and outstanding common stock of the Company.(1)

               As of the date hereof, Cohen is deemed to be the beneficial owner of 4,166 Shares issuable upon options granted by the Company, which represents 0.088% of issued and outstanding common stock of the Company.(1)

               As of the date hereof, Hirsch is deemed to be the beneficial owner of 2,500 Shares issuable upon options granted by the Company, which represents 0.053% of issued and outstanding common stock of the Company.(1)

               As of the date hereof, Nederlander Foundation, RER, GRI, GRH, Cohen Foundation and Mayerson each is no longer the beneficial owner of any Shares.

---------------
(1) Amount and percentage of shares to be owned after consummation of the transactions described in the Issuer's Proxy Statement dated January 3, 2002.

         (b) As of the date hereof, Nederlander, Schuster, Cohen and Hirsch each has sole voting power and sole dispositive power with respect to 0 Shares.

               As of the date hereof, Nederlander Foundation, RER, GRI, GRH, Cohen Foundation and Mayerson each is no longer the beneficial owner of any Shares.

         (c) The following table sets forth all of the transactions in Common Stock by over the past sixty (60) days, all such transactions were private sale transactions.

                                   Date of                                                Sale Price per
   Seller                          Sale        Number of Shares of Common Stock Sold      Share ($)
   ------                          ----        -------------------------------------      ---------
   Nederlander                     1/17/02     297,807                                    4.00

   Nederlander Foundation          1/17/02     16,666                                     4.00

   RER                             1/17/02     41,666                                     4.00

   GRI                             1/17/02     211,506                                    4.00

   GRH                             1/17/02     39,166                                     4.00

   Cohen                           1/17/02     183,660                                    4.00

   Cohen Foundation                1/17/02     4,000                                      4.00

   Hirsch                          1/17/02     250,410                                    4.00

   Mayerson                        1/17/02     119,092                                    4.00


         (d)   Not applicable.

         (e) All of the Purchasers ceased to be beneficial owners of more than five percent (5%) of the Common Stock on January 17, 2002.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

EXHIBIT
-------

Exhibit A      Stock Purchase Agreement dated October 25, 1987 by and among Mego
               Corp., Cohen, Mayerson, Nederlander, Hirsch and Growth Realty
               Ltd.(2)

--------------
(2)     Filed as an exhibit to the Original Statement.

EXHIBIT
-------

Exhibit B      Assignment Agreement dated October 25, 1987 by and among Comay
               Corp., Growth Realty Ltd., RER Corp., H&H Financial, Inc. and
               Mego Corp.(2)

Exhibit C      Stock Purchase and Redemption Agreement dated October 6, 1986 by and among Preferred Equities Corporation, Comay Corp., Growth
               Realty Ltd., RER Corp., H&H Financial, Inc., Linda Sterling and the 1971 Rosen Family Stock Trust.(2)

Exhibit D      Joint Filing Agreement dated as of October 30, 1987 by and among
               Cohen, Mayerson, Nederlander, Hirsch and GRI.(2)

Exhibit E      Joint Filing Agreement dated as of January 7, 1988 by and among
               Cohen, Mayerson, Nederlander, Hirsch and GRI.(3)

Exhibit F      Letter dated January 7, 1988 from Cohen, Mayerson, Nederlander,
               Hirsch and GRI to Mego Corp.(3)

Exhibit G      Promissory Note and Security Agreement dated January 9, 1988 by and Among GRI, Schuster and Nederlander.(3)

Exhibit H      Amendment to Stock Purchase and Redemption Agreement dated
               October 25, 1987 among Cohen, Mayerson, Nederlander, Hirsch and
               GRI and the Shareholders of Preferred.(3)

Exhibit I Joint Filing Agreement dated as of April 27, 1990 by and among Cohen, Mayerson, Nederlander, Hirsch and GRI.(4)

Exhibit J      Stock Purchase Agreement by and among Cohen, Mayerson,
               Nederlander, Hirsch, GRI, John E. McConnaughy, Jr. and Bank of
               America National Trust and Savings Association.(4)

Exhibit K      Second Amendment to Assignment and Assumption Agreement dated as of March 2, 1995 by and among GRI, RER Corp., H&H Financial, Inc.
               and the Company.(5)



---------------------
(2)   Filed as an exhibit to the Original Statement.

(3)   Filed as an exhibit to Amendment No. 1.

(4)   Filed as an exhibit to Amendment No. 2.

(5)   Filed as an exhibit to Amendment No. 4.

EXHIBIT
-------

Exhibit L      Joint Filing Agreement dated as of December 13, 2001 by and among the Purchasers.(6)

Exhibit M      Securities Purchase Agreement dated as of December 13, 2001 by and among the Purchasers and LC Acquisition Corp.(6)




---------------------
(6)     Filed as an exhibit to Amendment No. 5.

                                S I G N A T U R E
                                - - - - - - - - -


     After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned hereby certify that information set forth in this Amendment No. 6 is true, complete and correct.

January 30, 2002



                                       /s/ Robert E. Nederlander
                                       -----------------------------------------
                                       Robert E. Nederlander


                                       ROBERT E. NEDERLANDER FOUNDATION


                                       By: /s/ Robert E. Nederlander
                                           -------------------------------------
                                           Name:  Robert E. Nederlander
                                           Title: President


                                       RER CORP.


                                       By: /s/ Robert E. Nederlander
                                           -------------------------------------
                                           Name:  Robert E. Nederlander
                                           Title: President


                                       /s/ Eugene I. Schuster
                                       -----------------------------------------
                                       Eugene I. Schuster


                                       GROWTH REALTY, INC.


                                       By: /s/ Eugene I. Schuster
                                           -------------------------------------
                                           Name:  Eugene I. Schuster
                                           Title: President


                                       GROWTH REALTY HOLDINGS L.L.C.


                                       By: /s/ Eugene I. Schuster
                                           -------------------------------------
                                           Name:  Eugene I. Schuster
                                           Title: Manager

                                       /s/ Jerome J. Cohen
                                       -----------------------------------------
                                       Jerome J. Cohen


                                       RITA AND JEROME J. COHEN FOUNDATION, INC.


                                       By: /s/ Jerome J. Cohen
                                           -------------------------------------
                                           Name:  Jerome J. Cohen
                                           Title: President


                                       /s/ Herbert B. Hirsch
                                       -----------------------------------------
                                       Herbert B. Hirsch


                                       /s/ Don A. Mayerson
                                       -----------------------------------------
                                       Don A. Mayerson